                                                                    EXHIBIT 99.1



                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Risk Factors -- Intense Competition; Industry Conditions," "The
Company -- Offshore Contract Drilling Operations -- Offshore Drilling Rigs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" and "-- Liquidity and Capital Resources," regarding the Company's financial position, business strategy, plans and objectives of management of the Company for future operations and indebtedness covenant compliance, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS


     The net proceeds from the sale of the shares of Common Stock offered in the Equity Offerings will be approximately $236,000,000 ($271,400,000 if the Underwriters' over-allotment options are exercised in full), after deducting the underwriting discount and estimated expenses of the Equity Offerings payable by the Company.



     The net proceeds to the Company from the Debt Offering being made concurrently herewith, after deducting the underwriting discount and estimated expenses of the Debt Offering payable by the Company, are expected to be approximately $122,000,000. The closing of each Offering is conditioned upon the simultaneous closing of the other Offerings and upon the simultaneous closing of the Acquisition.



     Of the net proceeds from the Offerings, $300,000,000 will be used to fund the cash portion of the purchase price of the Acquisition (see "The Acquisition"). The net proceeds from the Offerings remaining after payment of the purchase price of the Acquisition of approximately $58,000,000 will be added to the Company's working capital and will be available for general corporate purposes. Such general corporate purposes are expected to include planned upgrade and refurbishment capital expenditures for several of the Company's and Neddrill's drilling rigs and may include the purchase of other capital assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Expenditures and Commitments."

The Company's land drilling operations have become less significant as the Company has emphasized its offshore and international operations.

RECENT DEVELOPMENTS

  Asset Rationalization Program


     Consistent with the Company's strategic objectives to enhance the deepwater capability of its fleet, the Company has sold two of its posted barges (the Gus Androes and Gene Rosser) and, at March 31, 1996, reclassified its two remaining posted barges (the Lewis Dugger and Chuck Syring) as assets held for sale. On June 21, 1996, the Company entered into an asset purchase agreement to sell the Lewis Dugger and Chuck Syring to Mallard Bay Drilling, Inc., a subsidiary of Energy Ventures, Inc., for $32,000,000, composed of $24,500,000 in cash and $7,500,000 in drill pipe credit. Closing is subject to U.S. Department of Transportation, Maritime Administration approval and certain other closing conditions. The net proceeds from the sale of the four barges, together with working capital, have been used to purchase the two jackup rigs described in the next paragraph and are planned to be used to enhance the deepwater capability of the Company's fleet.


     On February 26, 1996, the Company purchased the Odin Explorer, renamed the Gus Androes, a 300-foot independent leg cantilevered jackup rig located in the United Arab Emirates. The rig is currently undergoing refurbishment and is scheduled to be available for work in the third quarter of 1996. In addition, on March 20, 1996, the Company purchased the Dana, a 250-foot independent leg cantilevered jackup rig located offshore Qatar.

                                THE ACQUISITION

     On April 25, 1996, the Company entered into an Agreement of Sale and Purchase (the "Acquisition Agreement") with Nedlloyd and Neddrill Holding B.V. to acquire the assets of Neddrill utilized in its offshore contract drilling, accommodation and other oil and gas exploration and production related service businesses, $25,000,000 in net working capital and the personnel employed by Neddrill. The purchase price is $300,000,000 in cash plus 5,000,000 shares of Common Stock.

     The Acquisition promotes the Company's historic and long-term strategic goals of expanding its international presence and enhancing its deepwater drilling capabilities. The Acquisition adds deepwater and harsh environment capabilities to the Company's fleet, diversifies the fleet to include drillships and a semisubmersible and increases the Company's geographic diversification by providing entry into the Brazilian offshore market and expanding its presence in the North Sea.


     Neddrill's operations are managed from its headquarters in Rotterdam, The Netherlands. Its fleet includes two dynamically positioned drillships (one of which is currently operating offshore West Africa, the second offshore Brazil); one second generation semisubmersible rig operating in the North Sea; and six harsh environment jackup drilling rigs (five operating in the North Sea and one offshore Argentina). Neddrill also owns a 41 percent interest in a third dynamically positioned drillship through a joint venture for which Neddrill will operate the drillship. In addition, Neddrill operates under a bareboat charter a seventh harsh environment jackup rig as a hotel accommodation unit in the North Sea. Neddrill's semisubmersible and jackup rigs are all currently under contract, with commitments extending through August 1996 to 2001, depending on the rig. All three drillships are committed under five to six year contracts to work for Petrobras offshore Brazil. In addition to the one drillship already on location, the other two are scheduled to arrive in late 1996 or early 1997.


     Neddrill currently employs approximately 615 personnel in offshore/field positions and 60 employees in shorebase and administrative positions. Depending on location, some employees are covered by a labor agreement or are represented by labor unions. Neddrill's employees will initially receive the same pay rates and benefits package as they received prior to closing of the Acquisition, although the Acquisition Agreement does not bind the Company to continue to provide pay or benefits except as required by applicable law and existing employment agreements. Neddrill maintains shorebase facilities in Argentina, Brazil, Denmark, the United Kingdom and The Netherlands.

     The Acquisition will expand the types of rigs comprising the Company's offshore fleet to include drillships and a semisubmersible. Each of these types of rigs is described further below.

     Drillships. Drillships are ships that are equipped for drilling and are typically self-propelled and move from one location to another under their own power. Drillships are positioned over the well through use of either an anchoring system or a computer controlled thruster system (dynamic positioning). Neddrill's two wholly owned drillships are capable of drilling in water depths of up to 4,500 feet. Upon completion of a scheduled substantial upgrade, the Neddrill Muravlenko will be capable of drilling in water depths of up to 4,000 feet. Drillships are typically more expensive to construct and operate than jackup rigs.

     Semisubmersible Rigs. Semisubmersible rigs are floating platforms which, by means of a water ballasting system, can be submerged to a predetermined depth so that a substantial portion of the hull is below the water surface during drilling operations. Neddrill's semisubmersible rig maintains its position over the well through the use of dynamic positioning. Neddrill's semisubmersible rig is designed to work in water depths of up to 1,500 feet and can drill in many areas where the Company's jackup rigs can also drill. However, semisubmersible rigs normally require water depth of at least 200 feet in order to conduct operations. Semisubmersible rigs are typically more expensive to construct and operate than jackup rigs.

     The following table sets forth certain information concerning Neddrill's owned and operated offshore drilling fleet at March 31, 1996. Unless otherwise indicated, Neddrill wholly owns and operates the units listed in the table.

                        NEDDRILL OFFSHORE DRILLING RIGS

                                                                   YEAR       WATER     MAXIMUM
                                                                 BUILT OR     DEPTH     DRILLING
           NAME                       MAKE           TYPE(1)    REBUILT(2)    RATING     DEPTH        LOCATION     STATUS(3)
- --------------------------  ------------------------ -------    ----------    ------    -------     ------------   ---------
                                                                              (FEET)    (FEET)
DYNAMICALLY POSITIONED
  DRILLSHIPS-3
Neddrill 1................  Gusto Engineering                     1995R       4,500     20,000     West Africa    Active
                            Pelican Class (enhanced)
Neddrill Muravlenko (4)...  Gusto Engineering                      1982         984     21,000     Norway         Docked
                            Pelican Class
Neddrill 2 (5)............  Neddrill                               1977       4,500     25,000     Brazil         Active
SEMISUBMERSIBLE-1
Neddrill 6 (6)(7).........  Offshore Co. SCP III                  1991R       1,500     25,000     U.K.           Active
JACKUP RIGS-7
Neddrill Trigon             CFEM T-2005C
  (6)(7)(8)...............                            IC           1982         360     25,000     Argentina      Active
Neddrill 10 (6)(7)........  CFEM T-2005C              IC           1982         300     25,000     Denmark        Active
Neddrill 3 (6)(7).........  Marine Structure CJ-46    IC           1982         250     20,000     Netherlands    Active
Neddrill 9 (6)(7).........  Marine Structure CJ-46    IC           1982         230     20,000     France         Active
Neddrill 7 (6)(7).........  Marine Structure CJ-46    IC           1981         205     25,000     U.K.           Active
Neddrill 4 (6)(7).........  Neddrill                  IC           1982         250     20,000     Netherlands    Active
Neddrill Kolskaya           Gusto Engineering
  (6)(9)..................                            IC           1983         330        N/A     Denmark        Active

- ---------------

(1) Type code is defined as follows:

    IC . . . . Independent Leg Cantilevered jackup rig

(2) Rigs designated with an "R" were modified, refurbished or otherwise upgraded in such year by capital expenditures in an amount material to the net book value of the rig.

(3) Rigs listed as active were operating under contract as of March 31, 1996.


(4) Neddrill owns a 41 percent interest in the drillship through a joint venture arrangement. The drillship is scheduled to be upgraded in Gibraltar in the second half of 1996 to increase water depth rating to 4,000 feet at a projected total cost of $36,000,000 (one-half to be paid by Neddrill). See "Management's

    Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(5) Scheduled to be upgraded in the second half of 1996 to increase water depth rating to 6,000 feet at a projected cost of $26,000,000. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(6) Harsh environment capability.

(7) Equipped with a top drive unit.

(8) Scheduled to be returned to the North Sea in the second half of 1996 and upgraded to increase leg holding capacity, repair spudcans and extend cantilever reach at a projected cost of approximately $14,000,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(9) Neddrill operates this unit, which is presently used in offshore hotel accommodation mode (at a capacity of 250 bunks) instead of drilling mode, under a bareboat charter terminating in August 1996, with an option to extend through April 1997.

     The Neddrill 2 is currently operating under contract for Petrobras offshore Brazil. The Neddrill 1, which is currently operating under contract offshore West Africa, was upgraded in 1995 from moored-only positioning to a rated water depth of 4,500 with dynamic positioning. The Neddrill 1 is scheduled during the second half of 1996 for mobilization to Brazil to substitute for the Neddrill 2 while it undergoes a scheduled upgrade during the fourth quarter of 1996 to a rated water depth of 6,000 feet, after which the Neddrill 2 is scheduled to continue in a renewed long-term contract with Petrobras. Upon the return offshore Brazil of the Neddrill 2, the Neddrill 1 is scheduled for certain refurbishments upon conclusion of which it also is scheduled to commence a long-term contract with Petrobras. Each of the contracts with Petrobras contains provisions that permit Petrobras to terminate the contract without further obligation under certain circumstances, including the failure of Neddrill to perform its obligations under the contract. Generally, Neddrill's other drilling contracts permit the operator to terminate the contracts without further obligation upon relatively short prior notice (in one contract, 10 days) to Neddrill. Such provisions are common in oil and gas offshore drilling contracts.

     The closing of the Acquisition is contingent upon the simultaneous closing of the Equity Offerings and the Debt Offering. The closing of the Acquisition is also subject to certain other conditions, including a condition to the obligation of the Company to proceed with the closing that no actual, constructive, arranged or compromised total loss of the Neddrill 1, Neddrill 2 or Neddrill 6 or of two or more of Neddrill's other rigs shall have occurred or that there not have been the cancellation, termination or rescission by Petrobras of either of the current drilling contracts with Petrobras regarding the Neddrill 1 or Neddrill 2. If an actual, constructive, arranged or compromised total loss of only one of the rigs not specified occurs, there will be a reduction to the purchase price based on an amount scheduled for each drilling unit in the Acquisition Agreement. There can be no assurance that such other conditions will be satisfied or that the Acquisition will be completed.

     The closing of the Equity Offerings and the Debt Offering is contingent upon the simultaneous closing of the Acquisition. If the Acquisition is not completed for any reason, the Offerings will not be consummated.